UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2010 (March 2, 2010)

DIGITALGLOBE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34299	31-1420852
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Dry Creek Drive, Suite 260 Longmont, Colorado	80503
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 684-4000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2010, the Board of Directors of DigitalGlobe, Inc. (the “Company”) adopted the DigitalGlobe, Inc. 2010 Executive Success Sharing Plan (the “Success Sharing Plan”). The Success Sharing Plan is the Company’s incentive compensation plan under which both annual cash bonuses and annual long term incentive grants are awarded to executives. The Success Sharing Plan covers all of our executive officers other than the Chief Executive Officer.

The purpose of the Success Sharing Plan is to recognize overall company success, as well as departmental, team, and individual contributions. Thus, the Success Sharing Plan has both formulaic and discretionary or qualitative elements. The Compensation Committee and the Company’s full Board of Directors ultimately have discretion with respect to approval of both the cash and the equity awards made under the Success Sharing Plan.

Under the 2010 Success Sharing Plan, the 2010 target cash bonus amount for each participant will be calculated based on a percentage of the participant’s base salary. Seventy percent of an eligible participant’s target cash bonus will be based on the achievement of three Company financial performance metrics, (1) commercial segment revenue; (2) defense and intelligence segment revenue; and (3) 2010 adjusted EBITDA. Eighty percent of the target for a metric must be met for any amount to be payable for that metric. Thirty percent of an eligible participant’s target cash bonus is discretionary and is based on the Chief Executive Officer’s qualitative assessment of the participant’s job performance for the year. Under the 2010 Success Sharing Plan, actual payouts of the cash award can range from 0% to 200% of an individual’s target levels, depending on the level of achievement of the Company financial metrics for the formula-based portion, and the size of the award under the discretionary portion. The Company, upon approval from the Compensation Committee, may modify the performance thresholds for the metrics or other terms of the Success Sharing Plan at any time.

For 2010, the Company’s named executive officers, determined as of December 31, 2009, other than the Chief Executive Officer, are eligible for cash bonus payments equal to the following percentage of base salary for achievement of the 2010 performance goals at target; Yancey L. Spruill (60%); A. Rafay Khan (50%); Scott Hicar (50%); and J. Alison Alfers (50%).

In addition to the cash bonus award, the 2010 Success Sharing Plan provides for equity awards that can be granted to the named executive officers (other than the Chief Executive Officer) at the discretion of the Compensation Committee following completion of the fiscal year 2010. Recommendations for these equity awards are made by the Chief Executive Officer to the Compensation Committee based on her assessment of the executive’s performance, and an assessment of a competitive and appropriate award value. Awards under the 2010 Success Sharing Plan will be made with 70% of the award value delivered in the form of stock options, and 30% of the award value delivered in the form of restricted stock, in each case with four-year vesting dependent on continued employment.

The foregoing description of the material terms of the Success Sharing Plan does not purport to be a complete description of the Success Sharing Plan and is qualified in its entirety by reference to the Success Sharing Plan, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ending March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2010	DIGITALGLOBE, INC.

	By:	/s/ Yancey L. Spruill
	Name:	Yancey L. Spruill
	Title:	Executive Vice President, Chief Financial Officer and Treasurer